UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2020

Abercrombie & Fitch Co.
(Exact name of registrant as specified in its charter)

Delaware			1-12107	31-1469076
(State or other jurisdiction of incorporation or organization)			(Commission File Number)	(I.R.S. Employer Identification No.)

6301 Fitch Path	New Albany	Ohio		43054
(Address of principal executive offices)				(Zip Code)

Registrant’s telephone number, including area code:		(614)	283-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 Par Value	ANF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In a Current Report on Form 8-K dated and filed on June 30, 2020, Abercrombie & Fitch Co. (the “Registrant”) reported that the Registrant’s Senior Vice President, Chief Human Resources Officer, John Gabrielli, will be leaving the Registrant and its subsidiaries on the earlier of October 3, 2020 or the date Mr. Gabrielli accepts and begins other employment (the earlier of such dates being the “Separation Date”). During a transition period from July 5, 2020 through the Separation Date (the “Transition Period”), Mr. Gabrielli will continue to serve as Senior Vice President, Chief Human Resources Officer of the Registrant. As of the Separation Date, Mr. Gabrielli’s employment with Abercrombie & Fitch Management Co., a subsidiary of the Registrant (“A&F Management” and collectively with the Registrant, the “Company”) will end and he will resign from all positions and offices, if any, then held with the Company or any subsidiaries of the Company.

Mr. Gabrielli and A&F Management entered into a Separation Agreement, effective July 2, 2020 (the “Separation Agreement”). Under the terms of the Separation Agreement, during the Transition Period, Mr. Gabrielli will continue to be compensated at his current base salary level (subject to any future approved percentage changes in base salary levels applicable to other named executive officers of the Registrant other than the Chief Executive Officer).

Pursuant to the terms of the Separation Agreement, if Mr. Gabrielli executes a release of claims acceptable to the Company, Mr. Gabrielli would be entitled to receive severance benefits contemplated under the terms of the agreement entered into by A&F Management and Mr. Gabrielli with an effective date of May 10, 2017 (the “Severance Agreement”), as modified by the Separation Agreement. In accordance with the Separation Agreement and the Severance Agreement, from and after the Separation Date, Mr. Gabrielli would be entitled to receive:

•	payment at the annualized rate of $600,000 (the “Severance Base Salary”) in bi-weekly installments for a period of 18 months following the Separation Date;

•
reimbursement during the 18 months following the Separation Date for 100% of the monthly premium costs of continuation coverage under COBRA, subject to Mr. Gabrielli’s election of such coverage and satisfaction of the additional eligibility requirements set forth in the Severance Agreement; and

•
a pro-rated annual cash incentive (based on the number of days from February 2, 2020 through the Separation Date) for the fiscal year ending January 30, 2021 (“Fiscal 2020”), based on (and subject to) actual Fiscal 2020 performance under the Registrant’s Short-Term Cash Incentive Plan and Mr. Gabrielli’s target bonus opportunity of 75% of the Severance Base Salary, which annual cash incentive would be paid (if earned based on the Company’s actual Fiscal 2020 performance) to Mr. Gabrielli at the same time as those executive officers who are actively employed by the Company receive their annual cash incentives.

The performance share awards granted to Mr. Gabrielli on March 27, 2018 and March 26, 2019, respectively, would each vest in accordance with the terms of the respective related award agreements on a pro-rata basis based on Mr. Gabrielli’s continued employment through the Separation Date and subject to the Company’s actual performance through the end of the applicable performance period. Any other remaining unvested equity awards previously granted to Mr. Gabrielli would be forfeited in accordance with the terms of the respective related award agreements.

Under the Separation Agreement, Mr. Gabrielli reaffirms the restrictive covenants specified in the Severance Agreement, including non-competition, non-solicitation, non-disparagement and confidentiality covenants, which remain in effect in accordance with their terms. The non-competition covenant prohibits Mr. Gabrielli from engaging in certain activities during his employment with the Company and for a period of 12 months after such employment is terminated. The non-solicitation covenant prohibits Mr. Gabrielli from engaging in certain solicitation activities during his employment with the Company and for a period of 24 months after such employment is terminated.

The foregoing summary of the provisions of the Separation Agreement is qualified in its entirety by reference to the complete text of the Separation Agreement, which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by this reference. The foregoing summary of the applicable provisions of the Severance Agreement is qualified in its entirety by reference to the complete text of the Severance Agreement, which is incorporated herein by this reference and a copy of which was included as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended August 3, 2019.

Item 9.01. Financial Statements and Exhibits.

(a) through (c) Not applicable

(d) Exhibits:

The following exhibits are included with this Current Report on Form 8-K/A:

Exhibit No.	Description
10.1	Separation Agreement entered into by and between Abercrombie & Fitch Management Co. and John Gabrielli, effective July 2, 2020 (filed herewith)

104	Cover Page Interactive Data File - the cover page Inline XBRL tags are embedded within the Inline XBRL document

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Abercrombie & Fitch Co.

Dated: July 7, 2020	By:	/s/ Gregory J. Henchel
Gregory J. Henchel
Senior Vice President, General Counsel and Corporate Secretary